Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF Designation of

Series A Convertible Preferred Stock of

Caring Brands, Inc.

The undersigned, for the purposes of amending the Certificate of Designation of the Series A Convertible Preferred Stock of Caring Brands Inc. (the “Corporation”), is a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “NRS”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation (“Board”) adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) to increase the authorized shares of Series A Convertible Preferred Stock of the Corporation from 4,000 to 4,500 and the filing of this Certificate of Amendment to the Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation (“Amended Certificate of Designation”) with the Secretary of State of the State of Nevada.

SECOND: That upon the filing of this Amended Certificate of Designation with the Secretary of State of the State of Nevada, Section 2 of the Certificate of Designation will be amended and restated in its entirety as follows:

“Section 2. Designation and Amount. Four Thousand Five Hundred (4,500) shares of Preferred Stock of the Corporation are hereby designated as “Series A Convertible Preferred Stock.”

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of the NRS.

FOURTH: That other than as set forth in this Amended Certificate of Designation, the Certificate of Designation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation to be signed in its name and on its behalf on this 10th day of July, 2026.

CARING BRANDS INC.

By:	/S/ Glynn Wilson
Glynn Wilson
Chief Executive Officer

[Signature page follows]